[LETTERHEAD OF KPMG PEAT MARWICK LLP APPEARS HERE]

Dauphin Deposit Corporation
Harrisburg, Pennsylvania

Ladies and Gentlemen:

Re:  Registration Statements No.  33-17401
                                  33-59941
                                   2-73258
                                  333-6792

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 17, 1997 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.



                                       /s/ KPMG Peat Marwick LLP

                                       KPMG Peat Marwick LLP


May 12, 1997



                                 Exhibit 15(b)